Exhibit 99.1

Press Release Dated March 24, 2008

NEWS RELEASE

NETSOL TECHNOLOGIES ANNOUNCES ONE MILLION SHARE REPURCHASE AUTHORIZATION

CALABASAS, CA - March 24, 2008 -- NetSol Technologies Inc. (“NetSol”) (NasdaqCM: NTWK), a multinational provider of IT services and enterprise software to the financial services industry, announced today the Company's Board of Directors has approved a share repurchase program authorization to buy back up to one million of its issued and outstanding common shares. The stock repurchase plan will be effective March 24, 2008 through September 24, 2008.

NetSol CEO and Chairman Najeeb Ghauri states, “NetSol’s Board of Directors approval of the new share repurchase program reflects the confidence it has in NetSol’s future and the value it sees in the Company’s current share price. While we continue to focus on the strength of our balance sheet to provide financial flexibility to support our global growth initiatives aimed at expanding our IT services and enterprise software offerings, we believe this program offers NetSol the ability to opportunistically repurchase shares when market conditions are favorable. We believe that selectively repurchasing NetSol stock is one of the best investments we can make right now and that today's announcement demonstrates NetSol's commitment to enhancing long-term value for our shareholders.”

Stock repurchases conducted under this program may be made through open market transactions and, from time to time, privately negotiated transactions with third parties, and in such amounts as management deems appropriate. The number of shares to be repurchased and the timing of any repurchases will depend on factors such as the stock price, economic and market conditions, alternative investment opportunities, corporate and regulatory requirements, and other market conditions. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock. The stock repurchase program may be suspended or discontinued at any time. The repurchase plan has been structured to comply with Rule 10b-18 under the Securities Act of 1934.

As of March 10, 2008 NetSol had approximately 25,238,818 ordinary shares outstanding.

About NetSol Technologies Inc.

NetSol Technologies (NASDAQ: NTWK) is a multinational provider of IT services and enterprise solutions to the financial services industry. By utilizing its worldwide IT design, development, quality assurance (QA), and project management resources, NetSol delivers high-quality, cost-effective portfolio management solutions for equipment and vehicle finance, as well as IT services ranging from consulting and application development to systems integration and development outsourcing. NetSol's commitment to quality is demonstrated by its achievement of both the ISO 9001 and SEI (Software Engineering Institute) CMMi (Capability Maturity Model) Level 5 assessments, a distinction shared by fewer than 100 companies worldwide. NetSol Technologies’ clients include Fortune 50 manufacturers, global automakers, financial institutions, technology providers, and governmental agencies. Headquartered in Calabasas, California, NetSol Technologies has operations and/or offices in London, San Francisco, Adelaide, Beijing, Bangkok and Lahore, Pakistan. Click here to join the NetSol Technologies Inc. email distribution list: http://www.b2i.us/irpass.asp?BzID=897&to=ea&s=0.

To learn more about NetSol Technologies Inc, visit www.netsoltek.com

Forward Looking Statements

This press release may contain forward looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:

NetSol Technologies, Inc.	Investor Relations
Tina Gilger	Christopher Chu
Chief Financial Officer	The Global Consulting Group
Tel: +1 818-222-9195, x112	Tel: +1-646-284-9426
Email: cchu@hfgcg.com